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                                                                   Exhibit 3.1

                             FOURTH AMENDED AND RESTATED
                           CERTIFICATE OF INCORPORATION OF
                                NETWORK COMPUTER, INC.

          The undersigned, Mitchell E. Kertzman and Daniel Cooperman, hereby certify that:

          ONE: They are the duly elected, qualified and acting Chief Executive Officer and Secretary, respectively, of Network Computer, Inc., a Delaware corporation.

          TWO: The Third Amended and Restated Certificate of Incorporation of this corporation was filed on November 10, 1997 with the Secretary of State of Delaware, the Second Amended and Restated Certificate of Incorporation of this corporation was filed on July 28, 1997 with the Secretary of State of Delaware, the First Amended and Restated Certificate of Incorporation of this corporation was filed on September 24, 1996 with the Secretary of State of Delaware and the Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on April 24, 1996.

          THREE: The Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:

                                      ARTICLE I

          The name of the corporation is Liberate Technologies.

                                      ARTICLE II

          The address of the corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                     ARTICLE III

          The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                      ARTICLE IV

     A. CLASSES OF STOCK. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that the corporation is authorized to issue is 667,249,900 shares, each with a par value of $0.01 per share; 407,500,000 shares shall be Common Stock and 259,749,900 shares shall be Preferred Stock.

     B. RIGHTS, PREFERENCES AND RESTRICTIONS OF PREFERRED STOCK. The Preferred Stock authorized by this Restated Certificate of Incorporation may be issued from time to time in one or more series. The Board of Directors is authorized to determine and alter the rights,

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preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. This corporation shall have seven series of Preferred Stock designated as follows: "Series A Preferred Stock" consisting of 84,999,900 shares; "Series A-1 Preferred Stock" consisting of 25,500,000 shares; "Series B Preferred Stock" consisting of 14,000,000 shares; "Series C Preferred Stock" consisting of 42,500,000 shares; "Series C-1 Preferred Stock" consisting of 53,500,000 shares; "Series D Preferred Stock" consisting of 8,000,000 shares; and "Series E Preferred Stock" consisting of 31,250,000 shares. The rights, preferences, privileges, and restrictions granted to and imposed on the each series of Stock are as set forth below in this Article IV(B). Together, the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall hereinafter be referred to collectively as the "Preferred Stock."

          1. DIVIDEND PROVISIONS. Subject to the rights of series of Preferred Stock which may from time to time come into existence, the holders of shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock, Series C Preferred Stock or Series C-1 Preferred Stock of this corporation, at the rate of $.10 per share per annum on each outstanding share of Series A Preferred Stock, $.11 per share per annum on each outstanding share of Series A-1 Preferred Stock and Series B Preferred Stock, $.158 per share per annum on each outstanding share of Series D Preferred Stock and $.16 per share per annum on each outstanding share of Series E Preferred Stock, payable quarterly when, as and if declared by the Board of Directors. Such dividends shall not be cumulative. In addition, in the event this corporation shall declare a distribution payable in cash, securities of other persons or this corporation (payable other than in Common Stock of this corporation), evidences of indebtedness issued by this corporation or other persons, assets or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which their respective shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution. The holders of Preferred Stock shall have no right to share in any preferential distributions made to any other series of Preferred Stock which may hereafter be issued.

          2.   LIQUIDATION PREFERENCE.

               (a) In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, subject to the rights of series of Preferred Stock that may from time to time come into existence, the holders of the Series A Preferred Stock,

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Series A-1 Preferred Stock, Series B Preferred Stock, Series D Preferred
Stock and Series E Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Series C Preferred Stock, Series C-1 Preferred Stock and Common Stock by reason of their ownership thereof, an amount equal to $1.00 per share, $1.10 per share, $1.10 per share, $1.58 per share and $1.60 per share, respectively, for each share of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series D Preferred Stock and Series E Preferred Stock then held by them, plus declared but unpaid dividends on each such share. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series D Preferred Stock and Series E Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

               (b)  Upon the completion of the distribution required by
Section 2(a) above and any other distribution that may be required with respect to series of Preferred Stock that may from time to time come into existence, the holders of the Series C Preferred Stock and Series C-1 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock by reason of their ownership thereof, an amount equal to $.275 per share for each share of Series C Preferred Stock and Series C-1 Preferred Stock then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series C Preferred Stock and Series C-1 Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire remaining assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock and Series C-1 Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

               (c) Upon the completion of the distributions required by Sections 2(a) and 2(b) above and any other distribution that may be required with respect to series of Preferred Stock that may from time to time come into existence, the remaining assets of the corporation available for distribution to stockholders shall be distributed among the holders of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series D Preferred Stock and Series E Preferred Stock).

               (d) For purposes of this Section 2, a liquidation, dissolution or winding up of this corporation shall be deemed to be occasioned by, or to include, (i) the acquisition of the corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of the corporation); or (ii) a

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sale of all or substantially all of the assets of the corporation, UNLESS the corporation's stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the corporation's acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity.

               (e) In any of the events specified in (d) above, if the consideration received by the corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

                    (i) Securities not subject to investment letter or other similar restrictions on free marketability:

                           (A)     If traded on a securities exchange or The
Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

                           (B)     If actively traded over-the-counter, the
value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

                           (C)     If there is no active public market, the
value shall be the fair market value thereof, as mutually determined by the corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

                    (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

                    (iii)  In the event the requirements of this
subsection 2(e) are not complied with, this corporation shall forthwith either:

                           (A)     cause such closing to be postponed until such
time as the requirements of this subsection 2(e) have been complied with; or

                           (B)     cancel such transaction, in which event the
rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(e)(iv) hereof.

                    (iv) The corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material

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terms and conditions of the impending transaction and the provisions of this
Section 2, and the corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the corporation has given the first notice provided for herein or sooner than ten (10) days after the corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

          3.   REDEMPTION.  The Preferred Stock is not redeemable.

          4. CONVERSION. The holders of the Preferred Stock shall have conversion rights as follows (the "CONVERSION RIGHTS"):

               (a) RIGHT TO CONVERT. (i) Subject to Section 4(c), each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such stock, into one fully paid and nonassessable share of Series C-1 Preferred Stock or into the number of shares of fully paid and nonassessable shares of Series A Common Stock or Series B Common Stock as is determined by dividing $1.10 for each share of Series C Preferred Stock by the Conversion Price applicable to each such share of Series C Preferred Stock, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price for each share of Series C Preferred Stock shall be $1.10.

                    (ii) Subject to Section 4(c), each share of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock and
Series C-1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Series A Common Stock as is determined by dividing $1.10 for each share of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock and Series C-1 Preferred Stock by the Conversion Price applicable to each such share of each such series of Preferred Stock, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price for each share of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock and Series C-1 Preferred Stock shall be $1.10.

                    (iii) Subject to Section 4(c), each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Series A Common Stock as is determined by dividing the price at which such Series D Preferred Stock is first issued and sold by the Company for each share of Series D Preferred Stock by the Conversion Price applicable to each such share of Series D Preferred Stock, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price for each share of Series D Preferred Stock shall be $1.58.

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                    (iv)   Subject to Section 4(c), each share of Series E
Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Series A Common Stock as is determined by dividing $1.60 by the Conversion Price applicable to each such share of Series E Preferred Stock, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price for each share of Series E Preferred Stock shall be $1.60.

                    (v) The initial Conversion Price for each series of Preferred Stock shall be subject to adjustment as set forth in Section 4(d).

               (b)  AUTOMATIC CONVERSION.  Unless earlier converted pursuant to
Section 4(a)(i), 4(a)(ii), 4(a)(iii) or 4(a)(iv), except as provided below in
Section 4(c), (i) each share of Preferred Stock (other than Series C Preferred Stock) shall automatically be converted into shares of Series A Common Stock at the Conversion Price at the time in effect for each such share of Preferred Stock immediately upon the sale of this corporation's Series A Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with net proceeds of greater than $20,000,000 and a price to the public of at least $2.00 per share (as adjusted for stock splits, stock dividends, combinations and similar events); (ii) each share of Series C Preferred Stock shall automatically be converted into shares of Series A Common Stock at the Conversion Price at the time in effect for each such share of Series C Preferred Stock immediately upon the sale of this corporation's Series A Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act, with net proceeds of greater than $20,000,000 and a price to the public of at least $2.00 per share (as adjusted for stock splits, stock dividends, combinations and similar events), provided, that if the conversion of such shares would result in a filing requirement on behalf of a holder of Series C Preferred Stock pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), all shares of Series C Preferred Stock held by such holder shall automatically be converted into shares of Series B Common Stock; (iii) each share of Series A Preferred Stock and Series A-1 Preferred Stock shall automatically be converted into shares of Series A Common Stock at the Conversion Price at the time in effect for each such share of Preferred Stock on the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series A Preferred Stock and Series A-1 Preferred Stock, voting together as a class; and (iv) each share of Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall automatically be converted into shares of Series A Common Stock at the Conversion Price at the time in effect for each such share of Preferred Stock on the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, voting together as a class, provided, that no shares of Series B Preferred Stock or of Series E Preferred Stock shall be so converted without the prior written consent or agreement of eighty-one percent (81%) of the outstanding shares of the Series B Preferred Stock or Series E Preferred Stock (excluding shares of Series B Preferred Stock or
Series E Preferred Stock held by Oracle Corporation or its Affiliates (as such term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended ("Affiliates")), as the case may be, voting as

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separate classes, and provided, further, that if the conversion of such shares of Series C Preferred Stock would result in a filing requirement on behalf of a holder of Series C Preferred Stock pursuant to the HSR Act, all shares of Series C Preferred Stock held by such holder shall automatically be converted into shares of Series B Common Stock.

               (c) MECHANICS OF CONVERSION. Before any holder of Series C Preferred Stock shall be entitled to convert the same into shares of Series C-1 Preferred Stock, and before any holder of Preferred Stock shall be entitled to convert the same into shares of Series A Common Stock or Series B Common Stock, as the case may be, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Series C-1 Preferred Stock, Series A Common Stock or Series B Common Stock, as applicable, are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Series C-1 Preferred Stock, Series A Common Stock or Series B Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Series C-1 Preferred Stock, Series A Common Stock or Series B Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Series C-1 Preferred Stock, Series A Common Stock or Series B Common Stock, as applicable, as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Preferred Stock, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Series A Common Stock or Series B Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

               (d) CONVERSION PRICE ADJUSTMENTS OF PREFERRED STOCK FOR CERTAIN DILUTIVE ISSUANCES, SPLITS AND COMBINATIONS. The Conversion Price for each series of Preferred Stock shall be subject to adjustment from time to time as follows:

                    (i) (A) If the corporation shall issue, after the date upon which any shares of Series E Preferred Stock were first issued (the "Purchase Date"), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, respectively, in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series D Preferred Stock or Series E Preferred Stock as the case may be, in effect immediately prior to each such issuance shall automatically (except as otherwise provided in this clause (d)(i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the corporation

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for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of such Additional Stock; provided, however, that no adjustment to the Conversion Price for the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series D Preferred Stock or Series E Preferred Stock shall be made if the holders of 81% or more of the then outstanding shares of the affected series of Preferred Stock (excluding, in the case of a vote of the holders of the Series B Preferred Stock or Series E Preferred Stock, any of such series of Preferred Stock held by Oracle Corporation or its Affiliates), voting separately as single classes, shall approve the issuance of any Additional Stock, even if such Additional Stock is issued without consideration or for a consideration per share less than the Conversion Price for any such series of stock.

          However, the foregoing calculation shall not take into account shares deemed issued pursuant to Section 4(d)(i)(E) on account of options, rights or convertible or exchangeable securities (or the actual or deemed consideration therefor), except to the extent (i) such options, rights or convertible or exchangeable securities have been exercised, converted or exchanged or (ii) the consideration to be paid upon such exercise, conversion or exchange per share of underlying Common Stock is less than or equal to the per share consideration for the Additional Stock which has given rise to the Conversion Price adjustment being calculated.

                           (B)  No adjustment of the Conversion Price for the
Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in Sections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this
Section 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                           (C)  In the case of the issuance of Common Stock for
cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                           (D)  In the case of the issuance of the Common Stock
for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors irrespective of any accounting treatment.

                           (E)  In the case of the issuance (whether before, on
or after the applicable Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 4(d)(i) and Section 4(d)(ii):

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                                (1)     The aggregate maximum number of shares
of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 4(d)(i)(C) and (d)(i)(D)), if any, received by the corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                                (2)     The aggregate maximum number of shares
of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 4(d)(i)(C) and (d)(i)(D)).

                                (3)     In the event of any change in the number
of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                                (4)     Upon the expiration of any such options
or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

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                                (5)     The number of shares of Common Stock
deemed issued and the consideration deemed paid therefor pursuant to Sections 4(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either
Section 4(d)(i)(E)(3) or (4).

                    (ii) "ADDITIONAL STOCK" shall mean any shares of Common Stock or Preferred Stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(E)) by this corporation after the Purchase Date) other than:

                           (A)  Common Stock issued pursuant to a transaction
described in Section 4(d)(iii) hereof;

                           (B)  Common Stock issuable or issued to employees,
consultants or directors of this corporation directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of this corporation, provided, that the issue or exercise price therefor is equal to or more than the greater of (i) the fair market value of the Series A Common Stock (as determined by the Board of Directors in good faith) or (ii) 70% of the price per share of the shares of preferred stock sold by the Company in its most recent preferred stock financing transaction;

                           (C)  Capital stock, or options or warrants to
purchase capital stock, issued to financial institutions or lessors (including the issuance of up to 234,309 shares of Series A-1 Preferred Stock upon conversion of certain promissory notes issued or issuable to Oracle Corporation pursuant to the Convertible Note Purchase Agreement dated July 23, 1997, between Oracle Corporation and this corporation (the "Note Agreement")), in connection with commercial credit arrangements, equipment financings or similar transactions, the terms of which are approved by at least eighty-one percent (81%) of both the Series B Preferred Stock and Series E Preferred Stock, each voting as a separate class (excluding shares of Series B Preferred Stock and Series E Preferred Stock held by Oracle Corporation or its Affiliates);

                           (D)  Common Stock or Preferred Stock issuable
pursuant to the conversion or exercise of convertible or exercisable securities that are outstanding as of the date of this Fourth Amended and Restated Certificate of Incorporation (including Common Stock issued or issuable upon conversion of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, or Series C-1 Preferred Stock issued or issuable upon conversion of the Series C Preferred Stock) or that are not outstanding as of the date of this Fourth Amended and Restated Certificate of Incorporation but which this corporation is contractually obligated to issue and sell hereafter (including pursuant to the Note Agreement or pursuant to that certain Convertible Promissory Note Purchase Agreement dated November 12, 1997);

                           (E)  Capital stock or warrants or options to
purchase capital stock issued to persons that are not stockholders of this corporation or their affiliates or this corporation's affiliates (as such term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by all members of the Board of Directors of this corporation present at the meeting of the Board at which such transaction is approved by the Board; and

                           (F)  Common Stock issued or issuable in a public
offering prior to or in connection with which all outstanding shares of Preferred Stock will be automatically converted to Common Stock pursuant to
Section 4(b).

                    (iii) In the event the corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series of Preferred Stock shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(d)(i)(E).

                    (iv) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

               (e) OTHER DISTRIBUTIONS. In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(d)(iii), then, in each such case for the purpose of this subsection 4(e), the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

               (f) RECAPITALIZATIONS. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 2) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of this corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

               (g) NO IMPAIRMENT. This corporation will not, by amendment of its Fourth Amended and Restated Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

               (h)  NO FRACTIONAL SHARES AND CERTIFICATE AS TO ADJUSTMENTS.

                    (i) No fractional shares shall be issued upon the conversion of any share or shares of Preferred Stock into Common Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                    (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of any series of Preferred Stock pursuant to this Section 4, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the series of Preferred Stock held by such holder at the time in effect and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

               (i) NOTICES OF RECORD DATE. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

               (j) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Fourth Amended and Restated Certificate of Incorporation.

               (k)  NOTICES.  Any notice required by the provisions of this
Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

          5. VOTING RIGHTS. Except as otherwise expressly set forth herein, the holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote; provided, that holders of Series C Preferred Stock shall not have the right to vote for or against the election or removal of any director of this corporation. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares of Common Stock into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

          6. PROTECTIVE PROVISIONS. Subject to the rights of series of Preferred Stock which may from time to time come into existence:

               (a) So long as at least 500,000 shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock or Series E Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock and Series E Preferred Stock, voting together as a class:

                    (i) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Preferred Stock;

                    (ii) authorize or designate any other equity security, including any other security convertible into or exercisable for any equity security having a right, preference, or privilege senior or prior to, or on a parity with, the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock or Series E Preferred Stock with respect to voting, dividends, antidilution or upon liquidation;

                    (iii) sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the corporation is disposed of, provided that this subsection 6(a) shall not apply to a merger effected exclusively for the purpose of changing the domicile of the corporation; or

                    (iv) redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment.

               (b) So long as at least 500,000 shares of Series A Preferred Stock or Series A-1 Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock and Series A-1 Preferred Stock, voting together as a class, alter or change the rights, preferences or privileges of such shares of Series A Preferred Stock or Series A-1 Preferred Stock so as to affect adversely the shares of either such series.

               (c) So long as at least 500,000 shares of Series B Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, voting together as a class,

                    (i) alter or change the rights, preferences or privileges of such shares of Series B Preferred Stock so as to affect adversely the shares of such series; or

                    (ii) authorize or designate any other equity security having a right, preference or privilege senior or prior to the Series B Preferred Stock with respect to voting, dividends, antidilution or upon liquidation.

               (d) So long as at least 500,000 shares of Series C Preferred Stock or Series C-1 Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock and Series C-1 Preferred Stock, voting together as a class, alter or change the rights, preferences or privileges of such shares of Series C Preferred Stock or Series C-1 Preferred Stock so as to affect adversely the shares of either such series.

               (e) So long as at least 500,000 shares of Series E Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least eighty-one percent (81%) of the then outstanding shares of Series E Preferred Stock (excluding shares of Series E Preferred Stock held by Oracle Corporation or its Affiliates), voting together as a class,

                    (i) alter or change the rights, preferences or privileges of such shares of Series E Preferred Stock so as to affect adversely the shares of such series; or

                    (ii) authorize or designate any other equity security having a right, preference or privilege senior or prior to the Series E Preferred Stock with respect to voting, dividends, antidilution or upon liquidation.

          7. STATUS OF CONVERTED STOCK. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be canceled and shall not be issuable by the corporation. The Fourth Amended and Restated Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in the corporation's authorized capital stock.

     C. COMMON STOCK. This corporation shall have two series of Common Stock designated as follows: "Series A Common Stock" consisting of 365,000,000 shares; and "Series B Common Stock" consisting of 42,500,000 shares. Together, the Series A Common Stock and Series B Common Stock shall hereinafter be referred to collectively as the "Common Stock;" provided, that if at any time this corporation shall have no shares of Series C Preferred Stock, and no shares of Series B Common Stock, issued and outstanding, the Series A Common Stock may be referred to only as the Common Stock.

          1. DIVIDEND RIGHTS. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

          2. LIQUIDATION RIGHTS. Upon the liquidation, dissolution or winding up of the corporation, the assets of the corporation shall be distributed as provided in Section 2 of Division (B) of this Article IV.

          3.   REDEMPTION.  The Common Stock is not redeemable.

          4. CONVERSION. The holders of the Series B Common Stock shall have conversion rights as follows (the "Conversion Rights"):

               (a) RIGHT TO CONVERT. Subject to subsection 4(c), each share of Series B Common Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such stock, into one fully paid and nonassessable share of Series A Common Stock.

               (b) AUTOMATIC CONVERSION. Unless earlier converted pursuant to subsection 4(a), except as provided below in subsection 4(c), each share of Series B Common Stock shall automatically be converted into one share of Series A Common Stock immediately upon the sale of this corporation's Series A Common Stock in a public offering pursuant to a registration statement under the Securities Act, with net proceeds of greater than $20,000,000; provided, that if the conversion of such shares would result in a filing requirement on behalf of a holder of Series B Common Stock pursuant to the HSR Act, such conversion shall not occur unless and until the expiration or termination of all waiting and review periods (and any extensions thereof) applicable thereto under the HSR Act at which time such conversion shall occur.

               (c) MECHANICS OF CONVERSION. Before any holder of Series B Common Stock shall be entitled to convert the same into shares of Series A Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Common Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Series A Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Common Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Series A Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Common Stock to be converted, and the person or persons entitled to receive the shares of Series A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Series A Common Stock, as of such date.

          5. VOTING RIGHTS. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law; provided, that holders of Series B Common Stock shall not have the right to vote for or against the election or removal of any director of this corporation.

                                   ARTICLE V

          The Board of Directors of the Corporation is authorized to make, alter or repeal Bylaws of the Corporation. Elections of directors need not be by written ballot.

                                   ARTICLE VI

     A. To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the Director derived any improper personal benefit.

     B. Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of this Corporation's Certificate of Incorporation inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                  ARTICLE VII

          The Corporation is to have perpetual existence.

                                  ARTICLE VIII

          The number of directors which will constitute the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

                                   ARTICLE IX

          Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any statutory provision) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors in the Bylaws of the Corporation.

          The foregoing Fourth Amended and Restated Certificate of Incorporation has been duly adopted by this corporation's Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

          Executed at Redwood Shores, California on April __, 1999.



                                ------------------------------------------
                                Mitchell E. Kertzman
                                Chief Executive Officer



                                ------------------------------------------
                                Daniel Cooperman
                                Secretary






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